Exhibit 99.1

News Release

Milacron CEO Ron Brown to Retire
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Company Initiates Search for New CEO

CINCINNATI, OHIO, April 18, 2008...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, announced today that chairman, president and chief executive officer Ronald D. Brown intends to retire by the end of the year.  The company’s board of directors has formed a search committee to find a successor.  Brown will continue in his current capacity until a successor is named and will work with his successor to assure a smooth transition.

“The board and I would like to thank Ron for his dedication and exceptional leadership in his 28 years of outstanding service to Milacron,” said Larry D. Yost, lead director of the board.  “Among his many accomplishments, Ron has been instrumental in transforming Milacron into a truly global company by significantly expanding our presence outside the United States.  We wish him the best of luck in his retirement.”

“I am honored to have had the opportunity to lead a great organization like Milacron,” Brown said.  “While the current economic environment is certainly challenging, I am very optimistic about Milacron’s long-term prospects.  I would like to thank all Milacron stakeholders for their support over the years, particularly my fellow employees, whose unwavering dedication and commitment to finding a better way is why Milacron has maintained global leadership in plastics technologies and industrial fluids.”

Brown first joined Milacron in 1980.  He served in positions of increasing responsibility over the years, including chief financial officer, president and chief operating officer, before being elected chairman and chief executive officer in 2001.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call Milacron’s toll-free investor line: (800) 909-6452.

Contact: Al Beaupré  (513) 487-5918  albert.beaupre@milacron.com

Photo: ftp://ftp.milacron.com/Photo/Officers

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Milacron Inc. – 2090 Florence Ave. – Cincinnati, Ohio 45206 – 513-487-5000 – www.milacron.com